EXHIBIT 5.1

June 18, 2020	Neil Wiener
File No.: 311208.00019/19905	Direct +1 514 397 7483 nwiener@fasken.com

DAVIDsTEA INC.

5430 Ferrier Street

Town of Mount Royal, Québec, Canada

H4P 1M2

Dear Sirs:

Re:	S-8 Registration Statement

We are the Canadian attorneys for DAVIDsTEA Inc. (the “Corporation”), a corporation governed by the Canada Business Corporations Act. This opinion is furnished to you in connection with the registration statement on Form S-8 (the “Registration Statement”) filed by the Corporation with the United States Securities and Exchange Commission under the  Securities Act of 1933, as amended (the “Securities Act”), for the registration of an additional 1,500,000 common shares (the “Shares”) in the share capital of the Corporation, issuable under its 2015 Omnibus Equity Incentive Plan adopted on March 31, 2015, as amended from time to time (the “Plan”).

In connection with this opinion, we have examined the Registration Statement, the Articles of Incorporation of the Corporation, the amendments thereto, and the resolutions of the Corporation contained in its minute book including, without limitation, resolutions dated June 6, 2019 and July 10, 2019 of the Board of Directors and shareholders of the Corporation, respectively.

In our foregoing examinations, we have assumed, without independent verification or investigation, that all individuals had the requisite legal capacity, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, photostatic, e-mailed, conformed, notarial, facsimile or other copies.

Based and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Plan, will be validly issued as fully paid and non-assessable common shares in the share capital of the Corporation.

The opinion set out above is given as at the date hereof. We undertake no, and hereby expressly disclaim any, obligation to advise you of any change in any matters set out herein as a result of any amendment or coming into force of any law after the date hereof. The foregoing opinion extends only to the laws of the Province of Québec and the federal laws of Canada applicable therein. The foregoing opinion can be relied upon only by the party to whom it is addressed and for the purposes of the matter herein contemplated.

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We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement and any amendments thereto. In giving this consent we do not hereby admit that we are included in the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.

Yours faithfully,

FASKEN MARTINEAU DuMOULIN LLP

NW/ll

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